Exhibit 10.19

THIRD AMENDMENT TO PROMISSORY NOTE

This Third Amendment to Promissory Note dated and made effective as of March 21, 2013 (the “Amendment”) amends that certain Promissory Note dated February 23, 2010 in the original principal amount of $1,000,000 as amended on February 22, 2011 and again on March 26, 2012 (the “Promissory Note”), pursuant to which the Borrower is MathStar, Inc. (n/k/a Sajan, Inc.), a Delaware corporation, and the Lenders are Shannon Zimmerman and Angel Zimmerman.

Paragraph 1 of said Promissory Note currently reads as follows:

1.            Principal and accrued interest on this Note from and after February 23, 2011 shall be due and payable on August 23, 2013. Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days but charged for actual days principal is unpaid.

This Third Amendment modifies and restates paragraph 1 of said Promissory Note in its entirety to read as follows:

1.            Principal and accrued interest on this Note from and after February 23, 2011 shall be due and payable on August 23, 2015. Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days but charged for actual days principal is unpaid.

Effective as of the date set forth above.

BORROWER:		LENDERS:

Sajan, Inc. (f/k/a Mathstar, Inc.)		Shannon Zimmerman

By:	/s/ Michael Rogers	/s/ Shannon Zimmerman

Angel Zimmerman

/s/ Angel Zimmerman